Exhibit 99.1

News Release
Investor Contacts:
Trey Clark, +1.713.439.8039, trey.clark@bakerhughes.com
Alondra Oteyza, +1.713.439.8822, alondra.oteyza@bakerhughes.com

Media Contact:
Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com
Baker Hughes Incorporated 2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Baker Hughes Announces First Quarter Results

•	20% decline in revenue compared to the first quarter of 2014 attributed to unfavorable market conditions.

•
GAAP net loss per diluted share of $1.35 for the quarter includes $557 million, or $1.28 per diluted share in adjustments for restructuring charges, inventory adjustments, and merger-related costs, and $133 million, or $0.30 per share, for other significant market-driven charges.

•	More than $700 million in estimated annualized savings as a result of actions initiated during the quarter.

HOUSTON, Texas (April 21, 2015) – Baker Hughes Incorporated (NYSE: BHI) announced today results for the first quarter of 2015.
Martin Craighead, Baker Hughes Chairman and Chief Executive Officer commented, “Our first quarter results are a reflection of the extreme market forces faced by our industry since late December. Consistent with past downturns, many of our customers have curtailed or canceled projects. The reduction in activity can clearly be seen in the North America rig count, which has been cut in half, dropping by more than 1,000 rigs so far this year. Similarly, international activity has begun falling, including significant rig count declines in Colombia, Mexico, Continental Europe, and Australia.
“In addition to lower activity levels, strained capital budgets have prompted customers to decrease their spending per well including a reduced appetite for premium services. As day rates for drilling rigs have fallen sharply, so has the demand for high technology products, which are engineered to reduce the time to drill and complete a well. In the United States, some customers are electing to defer completions altogether, and we estimate that as many as 20% of the recent wells being drilled have been placed in inventory to be completed at a later date. Although we believe this customer reaction is transitory, the reduced consumption per well has contributed to the oversupply of our industry leading to an unfavorable pricing environment.
“During the first quarter we took necessary actions to reduce our cost base and resize our footprint to mitigate current market conditions. These actions include the closure and consolidation of approximately 140 facilities worldwide along with the idling or impairment of excess assets and inventory. Correspondingly, we made the decision to increase our headcount reductions to a total of approximately 10,500 positions, or 17% of our workforce, which is 3,500 positions higher than what we previously announced. Combined, these actions are projected to reduce cost by more than $700 million on an annualized basis.

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“Looking out to the second quarter, we expect unfavorable market conditions to persist. North America and international rig counts are projected to continue declining across most onshore and shallow water markets, which would further intensify the oversupply of oilfield services. We will continue monitoring market conditions closely and will take actions as necessary to optimize efficiency, while retaining the capacity to flex up when market conditions improve.
“Regarding the planned combination with Halliburton, I am pleased with the progress to date including a positive stockholder vote received in the first quarter. Notwithstanding the current market volatility and the pending merger, our management team and employees are working diligently to ensure we achieve our near term objectives, while maintaining focus on our strategic priorities. To that end, we remain committed to developing and deploying innovative technologies that enable our customers to lower the cost of well construction, optimize well production, and increase ultimate recovery.”
2015 First Quarter Results
Revenue for the first quarter of 2015 was $4.6 billion, down 20% compared to the first quarter of 2014.
On a GAAP basis, net loss attributable to Baker Hughes for the first quarter was $589 million or $1.35 per diluted share.
Adjusted EBITDA (a non-GAAP measure) for the first quarter of 2015 was $458 million, a decrease of $589 million or 56% compared to the first quarter of 2014.
Adjusted net loss (a non-GAAP measure) for the first quarter of 2015 was $32 million or $0.07 per diluted share. Adjusted net loss for the first quarter excludes $772 million before-tax or $557 million after-tax ($1.28 per diluted share) in adjustments. The adjustments include restructuring charges of $573 million before-tax or $415 million after-tax ($0.95 per diluted share) associated with severance charges, facility closures, asset impairments, and contract terminations; $171 million before-tax or $122 million after-tax ($0.28 per diluted share) for inventory adjustments; and $28 million before-tax or $20 million after-tax ($0.05 per diluted share) relating to merger-related costs.

Additional charges of $157 million before-tax, or $133 million after-tax ($0.30 per diluted share), were incurred in the first quarter, which includes $105 million relating to reserves for doubtful accounts and $52 million associated with inventory reserves. Although these charges were significant and largely market-driven, they were not categorized as adjustments, and therefore not excluded from adjusted net operating loss.
Free cash flow for the current quarter was $22 million, compared to ($36) million for the first quarter of 2014.
For the first quarter, capital expenditures were $315 million, compared to $439 million in the first quarter of 2014. Depreciation and amortization expense for the first quarter was $460 million, compared to $437 million in the prior year quarter.
Excluding merger-related costs of $28 million in the first quarter, corporate costs were $49 million, compared to $65 million in the first quarter of 2014. The reduction in corporate costs is primarily the result of recent cost reduction measures.
North America
North America revenue for the first quarter was $2 billion, which was a decrease of 28% compared to the first quarter of 2014. The decline in revenue was primarily driven by a sharp drop in onshore and shallow water activity. Compared to the first quarter of 2014, the average U.S. rig count decreased 21%, which includes a decline of approximately 880 rigs, or 48%, year-to-date. Activity reductions were further exacerbated in the U.S., where it is estimated that as many

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as 20% of the wells drilled in the first quarter were placed in inventory, uncompleted. Canada, which normally sees peak activity levels in the first quarter, instead experienced a pronounced drop in activity as customers elected to halt operations earlier than normal. Compared to the first quarter of last year, Canadian rig counts were 40% lower this year. Activity was also down in the Gulf of Mexico as shallow water rig counts dropped 30% on average versus the prior year quarter. The drop in drilling activity and well completions across North America negatively impacted all product lines. Additionally, capital-intensive product lines such as pressure pumping, coiled tubing, and wireline services experienced a significant oversupply of equipment in the market. Deepwater operations in the Gulf of Mexico remained steady, including increased completions activity and solid utilization of the company’s fleet of stimulation vessels.
North America adjusted operating profit margin (a non-GAAP measure) was (2.5%) for the first quarter, representing a decrease of 1,330 basis points compared to the first quarter of 2014. Margins were impacted by the strong drop in activity resulting in reduced demand and unfavorable market conditions. Profit was further impacted by $26 million in reserves for doubtful accounts and inventories. Over the course of the quarter, a number of actions were initiated to restructure North American operations for improved profitability in a lower activity environment. These actions include workforce reductions, facility closures, and inventory adjustments. Additionally, underutilized assets were idled or impaired altogether. Actions were also taken to secure improved commercial terms with vendors, resulting in lower cost of goods sold, and reduced freight charges. The actions taken to restructure operations and reduce cost partially offset the activity-driven losses during the quarter. As such, North American decremental margins were 41% sequentially and substantially lower than the decremental margins from the most recent downturn in 2009.
In the second quarter, North America rig counts are anticipated to continue declining across all onshore and shallow water markets. In contrast, deepwater rig counts in the Gulf of Mexico are expected to remain stable and to include a favorable mix of completions activity. In aggregate, the North American rig count throughout the second quarter is projected to decline approximately 350 rigs, or 30%, compared to the first quarter exit rig count. As the quarter progresses, the pace of rig count declines is anticipated to slow.
Latin America
Latin America revenue was $493 million for the first quarter, a decrease of $37 million, or 7%, compared to the first quarter of 2014. The reduction in revenue can be attributed to activity declines in the Andean area, as reflected in a 24% decline in the rig count, and revenue declines in Venezuela from both lower rig count activity and unfavorable exchange rates as a result of the currency devaluations that occurred in the second quarter of 2014. These reductions in revenue were partially offset by share gains in Mexico’s marine region, increased unconventional activity in Argentina, and share gains in Brazil as a result of a recent drilling services contract.
Adjusted operating profit margin for Latin America in the first quarter was 9.1%, representing a drop of 180 basis points compared to the prior year quarter. Not unlike revenue, profitability was impacted by reduced onshore activity levels, along with $14 million in reserves for doubtful accounts and inventories, and $5 million for a currency devaluation in Venezuela as the company adopted the prevailing market rate of 192 Venezuelan Bolivars per U.S. Dollar.
In the second quarter, the Latin America rig count is projected to drop less than 5%. However, this forecast includes a decrease of five deepwater drilling rigs in Brazil relating to demobilization of a local drilling rig supplier facing potential bankruptcy. The reduction of deepwater activity is expected to have a negative impact on second quarter results.

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Middle East/Asia Pacific
Revenue was $916 million in Middle East/Asia Pacific for the first quarter, which was a 14% decrease compared to the first quarter of 2014. The revenue decline was largely attributable to the significant reduction of integrated operations in Iraq in the first quarter, along with the exiting of a large turnkey contract in mid-2014. Revenue was also impacted by reduced activity throughout Asia Pacific as reflected in a 9% drop in the rig count. Additionally, the Middle East encountered pricing pressure in the first quarter. The decline in activity and unfavorable pricing was partially offset by strong demand for drilling services and completion services product lines driven by a significant increase in the Saudi Arabian rig count compared to the prior year quarter.
Adjusted operating profit margin for the segment was 6.8%, a decrease of 610 basis points versus the prior year quarter. The decrease in profitability is attributed primarily to reduced activity levels and unfavorable pricing, along with $32 million in reserves for doubtful accounts and inventory. The reduction in margins was slightly offset by improved profitability in Iraq.
For the second quarter, rig count declines in North Asia, Australia, Indonesia, and Iraq should be partially offset by increased activity in Saudi Arabia and the surrounding Gulf States. In total, the Middle East/Asia Pacific rig count is projected to drop by less than 5% versus the first quarter.
Europe/Africa/Russia Caspian
First quarter revenue for this segment was $895 million, representing a 14% decline compared to the first quarter of 2014. The decline in revenue is primarily attributed to an estimated $102 million relating to the unfavorable change in foreign exchange rates of several currencies across the region relative to the U.S. Dollar. Additionally, revenue is down due to the deconsolidation of a joint venture in North Africa late last year, and unfavorable pricing. These reductions are slightly offset by activity growth in Europe and Angola.
Adjusted operating profit margins were (2.2%) for the first quarter, or a decline of 1,690 basis points compared to the first quarter of 2014. The reduction in profitability is primarily the result of $81 million in reserves for doubtful accounts and inventory, an estimated $37 million associated with the unfavorable change in exchange rates, and price deterioration related to unfavorable market conditions. These items were partially offset by reduced compensation and other cost-saving initiatives.
For the second quarter, activity is expected to decline significantly across this segment. Activity reductions are projected to be pronounced in Europe and Africa, with the highest percentage drop in Nigeria, where lower commodity prices have depleted local capital channels. In aggregate, average rig counts across Europe and Africa are forecasted to decline by as much as 15% in the second quarter.
Industrial Services
Industrial Services posted revenue of $284 million, which was a 12% decrease compared to the first quarter of 2014. The decrease in revenue is due to reduced demand for process and pipeline services as customers have reduced operating expense budgets in response to lower commodity prices. Revenue was further impacted by the unfavorable change in foreign exchange rates. The reduction in overall demand was partially offset by the acquisition of a new specialty pipeline services business in the third quarter of 2014.
Adjusted operating profit margins were 3.5%, representing a decrease of 520 basis points compared to the prior year quarter. The decrease in profitability is attributed to reduced process and pipeline services activity, along with $4 million in reserves for doubtful accounts and inventories.

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Industrial Services activity is expected to increase in the second quarter, as a result of the seasonal increase in pipeline inspection activity during the spring and summer months.
___________________________________________________________________________________________
Please see Table 1 for a reconciliation of GAAP to non-GAAP financial measures. A reconciliation of net (loss) income attributable to Baker Hughes to Adjusted EBITDA is provided in Table 2. Supplemental financial information for revenue, adjusted operating profit (loss) before tax (a non-GAAP measure), and adjusted operating profit before tax margin is provided in Table 5. Free cash flow is defined as net cash flow from operating activities less disbursements for capital expenditures plus proceeds from disposal of assets.

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Consolidated Condensed Statements of Income (Loss)

	Three Months Ended
	March 31,		December 31,
(In millions, except per share amounts)	2015	2014	2014
Revenue	$4,594	$5,731	$6,635
Costs and expenses:
Cost of revenue	4,342	4,720	5,174
Research and engineering	138	143	152
Marketing, general and administrative	315	316	294
Restructuring charges	573	—	—
Total costs and expenses	5,368	5,179	5,620
Operating (loss) income	(774)	552	1,015
Interest expense, net	(54)	(57)	(57)
(Loss) income before income taxes	(828)	495	958
Income taxes	235	(159)	(291)
Net (loss) income	(593)	336	667
Net loss (income) attributable to noncontrolling interests	4	(8)	(4)
Net (loss) income attributable to Baker Hughes	$(589)	$328	$663

Basic (loss) earnings per share attributable to Baker Hughes	$(1.35)	$0.75	$1.53
Diluted (loss) earnings per share attributable to Baker Hughes	$(1.35)	$0.74	$1.52

Weighted average shares outstanding, basic	437	439	434
Weighted average shares outstanding, diluted	437	441	436

Depreciation and amortization expense	$460	$437	$468
Capital expenditures	$315	$439	$503

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Consolidated Condensed Balance Sheets

	March 31,	December 31,
(In millions)	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$1,606	$1,740
Accounts receivable - less allowance for doubtful accounts (2015 - $325, 2014 - $224)	4,455	5,418
Inventories, net	3,843	4,074
Other current assets	801	813
Total current assets	10,705	12,045
Property, plant and equipment, net	8,559	9,063
Goodwill	6,072	6,081
Intangible assets, net	783	812
Other assets	807	826
Total assets	$26,926	$28,827
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,149	$2,807
Short-term debt and current portion of long-term debt	149	220
Accrued employee compensation	753	782
Other accrued liabilities	682	828
Total current liabilities	3,733	4,637
Long-term debt	3,906	3,913
Deferred income taxes and other tax liabilities	584	740
Long-term liabilities	790	807
Equity	17,913	18,730
Total liabilities and equity	$26,926	$28,827

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Consolidated Condensed Statements of Cash Flows

	Three Months Ended March 31,
(In millions)	2015	2014
Cash flows from operating activities:
Net (loss) income	$(593)	$336
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation and amortization	460	437
Other, primarily working capital	389	(470)
Net cash flows provided by operating activities	256	303
Cash flows from investing activities:
Expenditures for capital assets	(315)	(439)
Proceeds from disposal of assets	81	100
Other	(3)	(25)
Net cash flows used in investing activities	(237)	(364)
Cash flows from financing activities:
Net proceeds from issuance of debt	(54)	114
Repurchase of common stock	—	(200)
Dividends	(75)	(66)
Other	(17)	14
Net cash flows used in financing activities	(146)	(138)
Effect of foreign exchange rate changes on cash and cash equivalents	(7)	—
Decrease in cash and cash equivalents	(134)	(199)
Cash and cash equivalents, beginning of period	1,740	1,399
Cash and cash equivalents, end of period	$1,606	$1,200

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Table 1: Reconciliation of GAAP and Non-GAAP Financial Measures
The following table reconciles net (loss) income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted net (loss) income1 (a non-GAAP financial measure). Adjusted net (loss) income excludes identified items with respect to 2014 and 2015 as disclosed below:

	Three Months Ended
	March 31,				December 31,
	2015		2014		2014
(In millions, except per share amounts)	Net (Loss) Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
Net (loss) income attributable to Baker Hughes (GAAP)	$(589)	$(1.35)	$328	$0.74	$663	$1.52
Identified item:
Restructuring charges[2]	415	0.95	—	—	—	—
Inventory adjustment[3]	122	0.28	—	—	—	—
Merger and related costs[4]	20	0.05	—	—	—	—
Severance charges[5]	—	—	21	0.05	—	—
Technology royalty agreement[6]	—	—	20	0.05	—	—
Gain on deconsolidation of joint venture[7]	—	—	—	—	(34)	(0.08)
Adjusted net (loss) income (non-GAAP)[1]	$(32)	$(0.07)	$369	$0.84	$629	$1.44

1
Adjusted net (loss) income is a non-GAAP measure comprised of net (loss) income attributable to Baker Hughes excluding the impact of certain identified items. The Company believes that adjusted net (loss) income is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net (loss) income as a measure of the performance of the Company’s operations.

2
Restructuring charges of $573 million before-tax ($415 million after-tax) associated with workforce reductions, facility closures, asset impairments and contract terminations was recorded during the first quarter of 2015.

3
Inventory adjustment of $171 million before-tax ($122 million after-tax) recorded in the first quarter of 2015 to adjust the carrying value of certain inventory of which $159 million is in the U.S. and $12 million is in Latin America.

4	Merger and related costs of $28 million before-tax ($20 million after-tax) were recorded in Corporate and Other during the first quarter of 2015.
5	Severance charges of $29 before-tax ($21 million after-tax) were incurred in North America during the first quarter of 2014.
6	Costs related to a technology royalty agreement of $29 million before-tax ($20 million after-tax) were incurred during the first quarter of 2014.
7	Gain related to the deconsolidation of a joint venture of $34 million before and after-tax recorded in Corporate and Other during the fourth quarter of 2014.

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Table 2: Calculation of EBIT, EBITDA, and Adjusted EBITDA1

	Three Months Ended
	March 31,		December 31,
(In millions)	2015	2014	2014
Net (loss) income attributable to Baker Hughes	$(589)	$328	$663
Net (loss) income attributable to noncontrolling interests	(4)	8	4
Income taxes	(235)	159	291
(Loss) income before income taxes	(828)	495	958
Interest expense, net	54	57	57
(Loss) earnings before interest and taxes (EBIT)	(774)	552	1,015
Depreciation and amortization expense	460	437	468
(Loss) earnings before interest, taxes, depreciation and amortization (EBITDA)	(314)	989	1,483
Adjustments to EBITDA:
Restructuring charges[2]	573	—	—
Inventory adjustment[3]	171	—	—
Merger and related costs[4]	28	—	—
Severance charges[5]	—	29	—
Technology royalty agreement[6]	—	29	—
Gain on deconsolidation of joint venture[7]	—	—	(34)
Adjusted EBITDA	$458	$1,047	$1,449

1
EBIT, EBITDA, and Adjusted EBITDA (as defined in the calculations above) are non-GAAP measures. Management is providing these measures because it believes that such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance.

2
Restructuring charges of $573 million before-tax ($415 million after-tax) associated with workforce reductions, facility closures, asset impairments and contract terminations was recorded during the first quarter of 2015.

3
Inventory adjustment of $171 million before-tax ($122 million after-tax) recorded in the first quarter of 2015 to adjust the carrying value of certain inventory of which $159 million is in the U.S. and $12 million is in Latin America.

4	Merger and related costs of $28 million before-tax ($20 million after-tax) were recorded in Corporate and Other during the first quarter of 2015.
5	Severance charges of $29 million before-tax ($21 million after-tax) were incurred in North America during the first quarter of 2014.
6	Costs related to a technology royalty agreement of $29 million before-tax ($20 million after-tax) were incurred during the first quarter of 2014.
7	Gain related to the deconsolidation of a joint venture of $34 million before and after-tax recorded in Corporate and Other during the fourth quarter of 2014.

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Table 3: Segment Revenue, Profit (Loss) Before Tax, and Profit Before Tax Margin1

	Three Months Ended
	March 31,		December 31,
(In millions)	2015	2014	2014
Segment Revenue
North America	$2,006	$2,776	$3,304
Latin America	493	530	591
Europe/Africa/Russia Caspian	895	1,044	1,148
Middle East/Asia Pacific	916	1,060	1,215
Industrial Services	284	321	377
Total Operations	$4,594	$5,731	$6,635
Profit (Loss) Before Tax
North America	$(209)	$258	$488
Latin America	33	55	118
Europe/Africa/Russia Caspian	(20)	147	200
Middle East/Asia Pacific	62	130	227
Industrial Services	10	27	23
Total Operations	$(124)	$617	$1,056
Corporate and Other Profit (Loss) Before Tax
Corporate and other	(77)	(65)	(41)
Interest expense, net	(54)	(57)	(57)
Restructuring charges	(573)	—	—
Corporate, net interest and other	(704)	(122)	(98)
Profit (Loss) Before Tax	$(828)	$495	$958
Profit Before Tax Margin[1]
North America	(10%)	9%	15%
Latin America	7%	10%	20%
Europe/Africa/Russia Caspian	(2%)	14%	17%
Middle East/Asia Pacific	7%	12%	19%
Industrial Services	4%	8%	6%
Total Operations	(3%)	11%	16%

1
Profit before tax margin is a non-GAAP measure defined as profit (loss) before tax (“(Loss) income before income taxes”) divided by revenue. Management uses the profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance.

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Table 4: Adjustments to Profit (Loss) Before Tax3

	Three Months Ended
	March 31,
(In millions)	2015[1]	2014[2]
Adjustments to Profit (Loss) Before Tax
North America	$159	$42
Latin America	12	3
Europe/Africa/Russia Caspian	—	6
Middle East/Asia Pacific	—	6
Industrial Services	—	1
Total Operations	$171	$58

1
Inventory adjustment of $171 million before-tax recorded in the first quarter of 2015 to adjust the carrying value of certain inventory of which $159 million is in the U.S. and $12 million is in Latin America.

2
Severance charges of $29 million before-tax in North America and costs related to a technology royalty agreement of $29 million before-tax were incurred during the first quarter of 2014. The costs associated with the technology royalty agreement pertain to our global operations and have therefore been allocated to all segments.

3	There were no items identified requiring adjustment in the fourth quarter of 2014.

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Table 5: Supplemental Financial Information Excluding Certain Identified Items
The following table contains non-GAAP measures of adjusted operating profit (loss) before tax and adjusted operating profit before tax margin, which excludes identified items in Table 4:

	Three Months Ended
	March 31,		December 31,
(In millions)	2015	2014	2014
Segment Revenue
North America	$2,006	$2,776	$3,304
Latin America	493	530	591
Europe/Africa/Russia Caspian	895	1,044	1,148
Middle East/Asia Pacific	916	1,060	1,215
Industrial Services	284	321	377
Total Operations	$4,594	$5,731	$6,635
Adjusted Operating Profit (Loss) Before Tax[1]
North America	$(50)	$300	$488
Latin America	45	58	118
Europe/Africa/Russia Caspian	(20)	153	200
Middle East/Asia Pacific	62	136	227
Industrial Services	10	28	23
Total Operations	$47	$675	$1,056
Adjusted Operating Profit Before Tax Margin[1]
North America	(2%)	11%	15%
Latin America	9%	11%	20%
Europe/Africa/Russia Caspian	(2%)	15%	17%
Middle East/Asia Pacific	7%	13%	19%
Industrial Services	4%	9%	6%
Total Operations	1%	12%	16%

1
Adjusted operating profit (loss) before tax is a non-GAAP measure defined as profit (loss) before tax ("(Loss) income before income taxes") less certain identified costs. Adjusted operating profit before tax margin is a non-GAAP measure defined as adjusted operating profit (loss) before tax divided by revenue. Management uses each of these measures because it believes they are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measures may be used by investors to make informed investment decisions.

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Innovations to Earnings
The following section provides operational and technical highlights outlining the successes aligned to our strategy.
Efficient Well Construction
Baker Hughes and an Abu Dhabi onshore operator drilled the country’s longest horizontal well. A 26,600-ft (8108-m) lateral section was successfully drilled with an AutoTrak™ Xtreme™ drive system and a logging suite that included the OnTrak™ integrated measurement-while-drilling and logging-while-drilling (LWD) system, LithoTrak™ service, and the StarTrak™ high-definition advanced LWD imaging system.
Baker Hughes provides advanced well placement services in complex reservoir. For the first time in the Norway region, Baker Hughes combined two geosteering technologies with real-time interpretation Reservoir Development Services. The Extra-Deep Azimuthal Resistivity (EDAR) service and the StarTrak™ high-definition advanced logging-while-drilling imaging system was deployed on wired pipe to place a horizontal production well. The EDAR service’s multi component while drilling inversion modeling enabled proactive geosteering by tracking the top of the reservoir and made critical real-time decisions possible. In the reservoir section, the customer was able to identify that the wellbore was in the target zone.
Baker Hughes deploys West Africa’s first ZXP™ ultra liner top packer technology onshore Nigeria. The ZXP ultra liner top packer is a high-pressure/high-temperature packer for environment conditions of 16,000 psi and 400°F (204°C). The run of the ZXP ultra liner top packer was in a gas field for a major customer in the region. The ZXP ultra liner top packer and FLEX-LOCK™ IV liner hanger were deployed and set at 17,000 ft (5182 m) measured depth. The ZXP ultra technology enabled the customer to construct wellbores that would not have been possible with conventional liner hanger technology.
Baker Hughes successfully completes the first application of the X-Treme Clean™ XP anchoring test packer for a UK customer. The test packer enables customers to perform high pressure inflow tests during a wellbore clean-up operation without applying excessive loads to the liner components.  In the design, slips are integrated into the test packer’s design to anchor the system into the casing during the operation. The slips prevent excessive loading to the liner top that is often seen in the use of standard mechanical test packers. It stops the elements from moving during the negative inflow test and ensures reliable sealing during the test.
Optimizing Well Production
Baker Hughes continues to grow in the electric submersible progressing cavity pump (ESPCP) market for onshore Gabon. An ongoing project includes the supply and installation of ESPCP systems for the largest user of artificial lift systems in Gabon. The first two ESPCP systems have been installed and the technology has allowed the customer to increase production compared to the previous conventional rod progressing cavity pump system.
Baker Hughes receives a contract for upstream chemicals in Chad. Full chemical and service supplies for 2015 activity were awarded to Baker Hughes from a major customer in Chad. Products in use are demulsifier and paraffin inhibitor applications.
Baker Hughes secures a contract with a customer in Brazil to provide electrical submersible pumping systems that will be installed in subsea skids. These skids will be placed on the ocean floor as back-up systems for the Baker Hughes in-well production pumps. The technology enables the operator to increase the artificial lift system reliability by removing the high intervention cost in case of primary system failure.

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Increasing Ultimate Recovery
Baker Hughes reduces hydrogen sulfide (H2S) and improves production in Congo with the upstream chemical PETROSWEET™ H2S. A customer in Congo was experiencing high H2S levels across their producing facilities, which can be a safety concern and potentially limit production. Baker Hughes reduced H2S production and improved flow by deploying PETROSWEET H2S scavenger, where the H2S concentration was reduced from 850 ppm to less than 10 ppm with an increase of oil production capability of up to 300 bbl per day.
Baker Hughes receives contract for continuous application of JETTISON™ solids release technology for U.S. west coast refinery. The JETTISON solids release agents remove oil from solids, allowing them to be released and removed further upstream in the refining process. Refiners benefit from lower energy and maintenance costs, improved catalyst life and better product quality while maintaining environmentally compliant operations. The JETTISON technology is being used at numerous U.S. refineries currently processing heavy Canadian crudes.
Leading in Sustainability
Baker Hughes completes its first H2prO™ HD water management service job in Duvernay. The H2prO HD treatment was conducted for a customer’s well in Canada. The new H2prO HD’s technology is an environmentally responsible alternative to conventional biocides as it delivers a more precise treatment, ensuring no excess chemicals are used. The H2prO HD treatment solution provided effective, on-the-fly bacterial treatment of water and reduced the chemical biocide required compared to a conventional well stimulation.
Baker Hughes receives a two-year contract for pipeline and process precommissioning services for a major onshore sour gas project in China. The award includes mechanical cleaning and drying, caliper, and magnetic flux leakage inspection plus nitrogen-helium leak testing of the pipeline system to ensure valve stems are leak free (1300 scfm feed air for a membrane nitrogen spread at 2000 psi). Process precommissioning services include remedial bolting and nitrogen-helium leak testing of plant and well pads.
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Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: www.bakerhughes.com/investor in the Financial Information section under Quarterly Results.
Conference Call and Webcast
As previously announced on the press release dated March 27, 2015, we have suspended earnings conference calls. This is typical for companies being acquired in our industry.

Additional Information
As previously announced in Baker Hughes’ Current Report on Form 8-K filed with the SEC on November 18, 2014, Baker Hughes and Halliburton Company (“Halliburton”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Baker Hughes will be merged with and into a wholly owned subsidiary of Halliburton (the “Merger”).  In connection with this proposed Merger, Halliburton filed with the SEC a registration statement on Form S-4, including Amendments No. 1 and 2 thereto, and a definitive joint proxy statement/prospectus of Baker Hughes and Halliburton and other documents related to the proposed transaction.  The registration statement was declared effective by the SEC on February 17, 2015 and the definitive proxy statement/prospectus has been mailed to stockholders of Baker Hughes and Halliburton. On March 27, 2015, Halliburton's stockholders approved the proposal to issue shares of Halliburton common stock as contemplated by the Merger Agreement. In addition, Baker Hughes’ stockholders adopted the Merger Agreement and thereby approved the proposed combination of the two companies. The transaction is still subject to regulatory approvals and

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customary closing conditions. The transaction is expected to close late in the second half of 2015; however, Baker Hughes cannot predict with certainty when, or if, the pending merger will be completed because completion of the transaction is subject to conditions beyond the control of Baker Hughes.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014; and those set forth from time-to-time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions and other matters are only our forecasts regarding these matters.
These forward looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks including the impact of the pending Merger with Halliburton, along with the following risk factors and the timing of any of these risk factors:
Baker Hughes - Halliburton pending Merger - the ability to obtain regulatory approvals for the transaction; the impact of the pending transaction making it more difficult to obtain relationships with customers, employees or suppliers; the inability to retain key personnel; the suspension of our stock repurchase program pursuant to the terms of the Merger Agreement.
Restructuring plan - the ability to successfully implement and adjust the restructuring plan and achieve it's intended results.
Economic and political conditions – the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.
Oil and gas market conditions – the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; LNG supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks – war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
Price, market share, contract terms, and customer payments – our ability to obtain market prices for our products and services; the ability of our competitors to capture market share; our ability to retain or increase our market share;

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changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, to successfully execute these contracts, and receive payment in accordance with the terms of our contracts with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources – our ability to manage the costs, availability, distribution and delivery of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, sand, gel, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; the effect of manufacturing and subcontracting performance and capacity; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; labor-related actions, including strikes, slowdowns and facility occupations; our ability to maintain information security.
Litigation and changes in laws or regulatory conditions – the potential for unexpected litigation or proceedings and our ability to obtain adequate insurance on commercially reasonable terms; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and legal proceedings, as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the Company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; laws, regulations or restrictions on hydraulic fracturing; any restrictions on new or ongoing offshore drilling or permit and operational delays or program reductions as a result of the regulations in the Gulf of Mexico and other areas of the world; changes in export control laws or exchange control laws; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.
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Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The Company’s 53,000-plus employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information about Baker Hughes, visit: www.bakerhughes.com.